Exhibit 10.8

COLONIAL FEDERAL SAVINGS BANK

POST-RETIREMENT DEATH BENEFIT ONLY PLAN

AS AMENDED AND RESTATED

ARTICLE I

PURPOSE AND SPECIFICATIONS

The purpose of this Death Benefit Only Plan (the “Plan”) is to provide the selected Executive of Colonial Federal Savings Bank (the “Bank”) with a death benefit to his or her named beneficiary in the event of the Executive’s death. This program is intended to be exempt from the requirements of Internal Revenue Code Section 409A. The Plan was originally effective as of January 1, 2015 (the “Effective Date”) and is amended and restated as of July 1, 2021.

ARTICLE II

DEFINITIONS

2.1    “Base Salary’’ shall mean the Executive’s base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Bank.

2.2    “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article IV, that are entitled to receive a benefit under the Plan after the death of the Executive.

2.3    “Cause” shall mean conduct by the Executive, determined by the Bank to be: (a) gross negligence or willful malfeasance in the performance of his duties; (b) actions or omissions that harm the Bank and are undertaken or omitted knowingly or arc criminal or fraudulent or involve material dishonesty or moral turpitude; (c) being indicted in a court of law for any felony or for a crime involving misuse or misappropriation of Bank funds; or (d) breach of fiduciary duty to the Bank.

2.4    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.5    “Death Benefit” shall mean a total benefit equal to four times (4x) the Executive’s Base Salary in effect at the earlier of (i) the date of the Executive’s Termination of Employment (other than for Cause) or (ii) the date of the Executive’s death; offset by the amount payable under any Executive Split Dollar Plan in which Executive participates and any employer-provided benefit under a group term replacement plan sponsored by the Bank.

2.6    “Executive” shall mean Michael E. McFarland, who is employed by the Bank. The Executive shall also mean the “Insured” as referenced on Exhibit A.

2.7    “Plan Administrator” shall mean the Bank or its designee. The Executive may not vote in any Bank decision relating solely to his or her individual benefits under this Plan.

2.8    “Termination of Employment” shall mean the Executive ceasing to be employed by the Bank for any reason whatsoever, other than by reason of an approved leave of absence.

ARTICLE IlI

PARTICIPATION

3.1    Commencement of Participation. The Executive shall participate under the Plan upon the later of the adoption of this Plan document or upon satisfaction of the requirements of Section 3.2 below.

3.2    Required Documentation and Related Conditions of Eligibility. In no event shall the Executive commence participation before filling out all documentation and taking any other steps required by the Plan Administrator as a condition of participating in the Plan. Such steps may include the filling out of a lite insurance consent form (as defined in Code Section 101(j)) or such other steps as are required as a condition to the Bank’s purchase of life insurance on the life of the Executive.

ARTICLE IV

BENEFICIARIES

4.1    Designation. The Executive shall have the right to designate, on forms provided by the Plan Administrator, a Beneficiary to receive the benefits provided under the Plan in the event of the Executive’s death, and shall have the right at any time to revoke such designation or to substitute another such Beneficiary. Any such change shall be effective on the date of written notice from the Executive naming a new or additional Beneficiary. Such notice shall be delivered to the Plan Administrator.

4.2    Absence of Valid Designation. If, upon the death of the Executive, there is no valid designation of Beneficiary on file, the Plan Administrator shall designate the Executive’s surviving spouse as Beneficiary, or if there is no surviving spouse, the Executive’s children, in equal shares per stirpes, or if none, the Executive’s estate.

4.3    Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Plan Administrator may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE V

PLAN BENEFITS

5.1     Death Benefit. If the Executive dies while employed with the Bank, or has a Termination of Employment (other than for Cause) on or after age sixty-seven (67) and then dies, his Beneficiary shall receive the Death Benefit in a single lump sum payment within ninety (90) days following the Executive’s date of death. If the Executive has a Termination of Employment prior to age sixty-five (65) and then dies, the Executive shall not be entitled to a Death Benefit under the terms of this Plan.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1    Power and Duties of the Plan Administrator. The Plan Administrator shall have the duty to manage and administer the Plan in accordance with the terms and provisions of this Article, and shall have the power:

(a)    To construe and interpret the terms and provisions of the Plan; and

(b)    To establish rules and prescribe any forms necessary or desirable to administer the Plan.

All constructions, interpretations, and determinations made by the Bank in connection with the administration of this Plan shall be final, binding and conclusive subject, however, to timely request for review pursuant to the terms and conditions of that Section hereof entitled “Claims Procedure and Review.”

6.2    Named Fiduciary. The Bank shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.3    Record and Reports. The Plan Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Executives, Beneficiaries, and others as required by law.

6.4    Payment of Expenses. All expenses of administration shall be paid by the Bank. Such expenses shall include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, legal counsel, and other specialists and their agents, and other costs of administering the Plan.

6.5    Claims Procedure and Review. Claims for benefits under the Plan shall be filed on forms supplied by the Bank. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application therefore is filed, unless special circumstances require an extension of time (not to exceed 90 additional days) for processing the claim. In the event the claim is denied, the reasons for the denial shall be specifically set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim and whether further material or information is necessary.

If a Beneficiary has been denied a benefit or feels aggrieved by any other action of the Bank, the Beneficiary shall be entitled upon written request to the Bank, to receive a written or electronic notice of such action, together with a full and clear statement of the reason for the action.

If the claimant wishes further consideration of his or her position, he or she may obtain a form from the Bank on which to request a hearing. Such form, together with a written statement of the claimant’s position, shall be filed with the Bank no later than sixty (60) days after receipt of the written notification provided for in the paragraph above and in the paragraph preceding it. The claimant or his or her duly authorized representative may review pertinent documents and submit issues and comments in writing.

The decisions on review shall be furnished to the claimant within the time limit described in the preceding paragraph. It shall include specific reasons for the decision, expressed in a manner calculated to be understood by the claimant and shall specifically refer to pertinent Plan provisions on which it is based. The claimant shall be advised that if he or she wishes to pursue his or her claim further, he or she may file suit in federal or state court and that the court will decide who should pay court costs and legal fees.

This Section 6.5 is based on Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 6.5 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1    The Bank reserves the right to amend this Plan at any time, for any or no reason, in its sole discretion; provided, however, that any change to the Plan shall be prospective only in its operation if it would diminish or eliminate any benefit currently being paid to the Executive’s Beneficiary. The Plan shall automatically terminate without notice upon the occurrence of any of the following events: (1) the total cessation of the business of the Bank; (2) the bankruptcy, receivership or dissolution of the Bank; (3) while the Executive is living by written notice thereof by either the Bank or the Executive to the other; (4) Termination of Employment prior to age sixty-seven (67); or (5) upon distribution of the Death Benefit in accordance with Article V. Notwithstanding the foregoing, the Bank may not terminate this Plan or amend it in any way detrimental the Executive following a Change in Control. For these purposes, a Change in Control shall be defined as (i) a change in ownership of the Corporation, (ii) a change in the effective control of the Corporation or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as defined for purposes of Section 409A of the Code; provided, however, that a Change in Control will not be deemed to have occurred as a result of the Bank’s mutual holding company reorganization and/or minority stock issuance or any second-step conversion of the Bank’s mutual holding company from the mutual-to-stock form and/or contemporaneous stock offering of a newly-formed stock holding company. For purposes of this Plan, the term “Corporation” is defined to include the Bank, any holding company of the Bank and their successors.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1    Binding Effect. This Plan shall bind the Executive and the Bank and their respective beneficiaries, survivors, executors, administrators, successors, transferees, and assigns.

8.2    In formation to be Furnished. The Executive and his Beneficiary shall provide the Plan Administrator with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

8.3    Limitation on Executive’s Rights. Participation in the Plan shall not give the Executive the right to be retained in the Bank’s employ, or any right or interest in the benefits provided under the Plan other than as herein provided. The Bank reserves the right to dismiss the Executive without any liability for any claim either against the Plan, except to the extent herein provided, or against the Bank.

8.4    Applicable Law. The Plan shall be construed, administered and enforced according to the laws of the State of Massachusetts, except to the extent the law of such state is superseded by the Employee Retirement Income Security Act of 1974, as amended from time to time, or other federal laws.

8.5    Receipt and Release. Any payment to any Beneficiary in accordance with the provisions of the Plan shall be, to the extent thereof, in full satisfaction of all claims against the Plan Administrator and the Bank; and the Bank may require such Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.6    Nonassignability. None of the benefits, payments, proceeds or claims of the Executive or Beneficiary shall be subject to any claim of any creditor of the Executive or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such person, nor shall the Executive or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which may be payable under the Plan.

8.7    Benefits Solely from General Assets. The benefits provided by the Plan shall be paid solely from the general assets of the Bank. No Executive, Beneficiary or other person shall have any claim against, right to, or security or other interest in, any specific fund, account, insurance policy, or other asset of the Bank with respect to benefits under the Plan.

8.8    Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.9    Tax Withholding. Any benefits payable to a Beneficiary under the Plan shall be reduced to the extent of any withholding of the Beneficiary’s income taxes by the Bank as required by law.

8.10    Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.

IN WITNESSWHEREOF, the parties hereto execute this Plan as of the Effective Date written above.

EXECUTIVE:	COLONIAL FEDERAL SAVINGS BANK

/s/ Michael McFarland	By: /s/ Susan Shea
Michael McFarland	Title: Treasurer and COO